INDEPENDENT AUDITORS' CONSENT
American High-Income Trust:

We consent to (a) the use in this Post-Effective Amendment No. 17 to Registration Statement No. 33-17917 on Form N-1A of our report dated October 29, 1999 appearing in the Financial Statements, which are included in Part B, the Statement of Additional Information of such Registration Statement, (b) the references to us under the heading "General Information" in such Statement of Additional Information and (c) the reference to us under the heading "Financial Highlights" in the Prospectus, which is a part of such Registration Statement.

DELOITTE & TOUCHE LLP

Los Angeles, California
November 24, 1999